UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 13, 2008
Date of Report (Date of earliest event reported):

PANSOFT COMPANY LIMITED
(Exact name of registrant as specified in charter)

British Virgin Islands	001-34168	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3/F Qilu Software Park Building Jinan Hi-Tech Zone Jinan, Shandong, People’s Republic of China 250101
(Address of principal executive offices)

+86-531-88871166
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 13, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Pansoft Company Limited (the “Company”) completed its review of the performance of the Company’s management in the past year and approved a Bonus and Profit Sharing Program (the “Bonus Program”).   Under the Bonus Program, if the Company’s pre-tax profit for fiscal year 2009, by applying U.S. GAAP, is no less than that of fiscal year 2008, Hugh Wang, Chairman of the Company, Guoqiang Lin, Chief Executive Officer and Allen Zhang, the Interim Chief Financial Officer, will be entitled to a fixed amount bonus as set forth in the table below:

Name and Title	Bonus
Hugh Wang, Chariman	$29,240
Guoqiang Lin, Chief Executive Officer	$36,550
Allen Zhang, Interim Chief Financial Officer	$14,620

If the pre-tax profit of fiscal year 2009 is lower than that of fiscal year 2008, the fixed amount bonus for each person listed in the above table shall be reduced proportionately.  However, if the Company’s pre-tax profit of fiscal year 2009 is higher than that of fiscal year 2008, the management, including persons listed above, will be entitled to an additional bonus in an amount equal to 20% of such excess amount.  Bonuses earned under the Bonus Program, if any, will be paid following the end of the fiscal year ending on December 31, 2009.  The aggregate bonus received by the management for fiscal year 2009 shall under no circumstances be higher than 10% of the pre-tax profit of the Company of the same year by applying U.S. GAAP.

Also on December 13, 2008, the Committee approved an increase of Allen Zhang’s annual salary to $26,316 effective January 1, 2009.  In addition, Mr. Zhang was granted an option to purchase 15,000 common shares of the Company at a price of $2.74 per share, the closing price of the Company’s common share on December 12, 2008, with 20% vesting on each anniversary of the grant date over 60 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2008	PANSOFT COMPANY LIMITED

	By:	/s/ Hugh Wang
Hugh Wang, Chairman and Director